Exhibit 99.1

Span-America Reports Strong First Quarter Results

Sales Jump 75% to $20.5 Million – Net Income Up 57% to $1.1 Million

GREENVILLE, S.C.--(BUSINESS WIRE)--February 2, 2012--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported record sales and strong growth in net income for the first quarter ended December 31, 2011. Net income for the first quarter of fiscal 2012 rose 57% to $1.1 million, or $0.39 per diluted share, compared with $717,000, or $0.25 per diluted share, in the first quarter of fiscal 2011. Net sales for the first quarter of fiscal 2012 increased 75% to $20.5 million compared with $11.7 million in the first quarter of fiscal 2011.

“Our record first quarter sales results came from increased demand for consumer bedding products during the holiday selling season and the addition of M.C. Healthcare Products that was acquired on December 9, 2011,” stated Jim Ferguson, president and chief executive officer of Span-America. “Sales in the custom products segment rose 197% to $11.1 million, and medical sales were up 18% to $9.4 million in the first quarter of fiscal 2012 compared with the first quarter of the prior fiscal year. Our medical sales benefited from the M.C. Healthcare acquisition from the closing date of December 9th through the end of the quarter, which added approximately $1.0 million to our first quarter sales. Our new Custom Care® line of therapeutic support surfaces also contributed to medical sales growth during the quarter.

“Span-America’s earnings growth for the first quarter was driven mainly by the large increase in sales volume. We are pleased that our strong earnings and cash flow during the first quarter allowed us to reduce long-term debt from a peak of $7.0 million in mid-December to $1.0 million by the end of the quarter,” continued Mr. Ferguson.

First Quarter Results

Sales for the first quarter of fiscal 2012 increased 75% to $20.5 million compared with $11.7 million in the first quarter of fiscal 2011. The majority of the sales growth came from the custom products segment, where sales almost tripled to $11.1 million compared with $3.7 million in the first quarter of fiscal 2011. Total medical sales increased 18% to $9.4 million for the first quarter of fiscal 2012, including $1.0 million of M.C. Healthcare sales. Excluding the M.C. Healthcare acquisition, sales in the medical segment increased 5% to $8.4 million during the first quarter of fiscal 2012 compared with $8.0 million in the first quarter last fiscal year.

Custom products sales in the first quarter of fiscal 2012 benefited from a 231% increase in consumer bedding products to $10.1 million compared with $3.0 million in the first quarter last fiscal year. Demand for consumer bedding products was driven by a successful seasonal sales program with a large retail customer, as well as increased demand from existing business and seasonal growth in direct Internet sales. Approximately 80% of the consumer sales growth came from the special seasonal sales program with one of our retail customers.

“We saw higher demand from customers across our custom products segment,” continued Mr. Ferguson. “Consumer sales were excellent, with base sales excluding the special promotion increasing 46% over first quarter last fiscal year. In addition, our industrial sales in the first quarter of fiscal 2012 increased 42% to $967,000 compared with $679,000 in the first quarter last fiscal year due to higher demand from customers in the packaging and automotive markets.”

Sales of Span-America’s core medical products rose 5% in the first quarter to $8.4 million compared with $8.0 million in the first quarter last fiscal year, excluding the acquisition of M.C. Healthcare. For reporting purposes, financial results for M.C. Healthcare will become a part of our existing medical segment as of the acquisition date of December 9, 2011. However, we intend to provide additional summary information about M.C. Healthcare’s performance for at least the remainder of fiscal 2012.

The core medical business improved on higher sales of therapeutic support surfaces, our largest overall medical product line, which increased 8% to $5.1 million in the first quarter of fiscal 2012 from $4.7 million in the first quarter last fiscal year. Sales of our Custom Care® product line increased to $506,000 in the first quarter this fiscal year compared with $97,000 in the first quarter last fiscal year. The Custom Care® product line was launched in the first quarter of last fiscal year and is targeted at the acute-care market. The Easy Air® low-air-loss support surface also performed well in the first quarter due to a large order from an acute-care customer, growing 50% to $1.2 million compared with $785,000 during the first quarter of fiscal 2011.

Sales performance among the other medical product lines was mixed. Patient positioner sales rose by 3% in the first quarter compared with the first quarter of fiscal 2011 due to increased demand from our customers in the acute care market, and Selan® skin care sales increased by 21% during the first quarter compared with the first quarter of last fiscal year. Sales of seating products declined by 3% in the first quarter compared with the first quarter of fiscal 2011, and sales of the Risk Manager® bedside safety mat were down 6% in the first quarter compared with the first quarter of fiscal 2011.

First quarter gross profit increased 31% to $5.2 million compared with $4.0 million in the first quarter last fiscal year and benefited from the increased sales volume in the medical and custom products segments. Gross margin declined to 25.5% in the first quarter of fiscal 2012 compared with 34.2% in the first quarter last fiscal year due to a shift in sales mix toward the lower-margin custom products segment. Custom products sales rose to 54% of total sales in the first quarter of fiscal 2012 compared with 32% of total sales in the first quarter last fiscal year.

Selling and marketing expenses increased 11% during the first quarter compared with the first quarter of fiscal 2011 due to higher shipping costs and commissions related to increased sales of therapeutic support surfaces. R&D expenses rose 11% during the first quarter compared with the first quarter of last fiscal year as a result of the M.C. Healthcare acquisition. Administrative expenses increased 50% in the first quarter compared with the first quarter of last fiscal year due to non-recurring acquisition-related expenses totaling $254,000, or $0.06 per diluted share after taxes.

Operating income for the first quarter increased 60% to $1.7 million compared with $1.1 million in the first quarter last fiscal year. The growth in operating income was the result of higher sales volume in both segments. For the three weeks from the acquisition date through the quarter end, M.C. Healthcare contributed approximately $14,000 to operating income, after absorbing approximately $173,000 of non-recurring acquisition-related expenses that are included in the total acquisition costs described above.

First quarter net income increased by 57% to $1.1 million, or $0.39 per diluted share, compared with $717,000, or $0.25 per diluted share, in the first quarter last fiscal year. The increase in first quarter earnings came from the higher sales volume in both the medical and custom products segments.

Outlook for Fiscal 2012

“We expect sales and net income for the second quarter of fiscal 2012 to increase compared with the second quarter of last fiscal year,” commented Mr. Ferguson. “We expect to benefit from improving demand for our core medical products, the addition of M.C. Healthcare and anticipated growth in our custom products segment. However, we expect second quarter sales of consumer bedding products to be lower than in the first quarter of this fiscal year, since we will not have the benefit of the large seasonal sales promotion included in the first quarter’s results.

“We believe that M.C. Healthcare will make a solid contribution to our overall performance in the second fiscal quarter because of seasonally strong orders related to the Canadian fiscal year-end of various provincial health care budgets on March 31st.

“We remain optimistic about Span-America’s core business prospects for fiscal 2012. We are off to a solid start and expect demand to grow for our new medical products. We also expect increased sales in the custom products segment as a result of higher demand for consumer and industrial products,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com or www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers or key suppliers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Dec. 31,	Jan. 1,
	2011	2011	% Chg

Net sales	$20,494,621	$11,707,405	75%
Cost of goods sold	15,270,994	7,708,021	98%
Gross profit	5,223,627	3,999,384	31%
	25.5%	34.2%

Selling and marketing expenses	2,310,052	2,087,172	11%
Research and development expenses	182,281	164,328	11%
General and administrative expenses	1,025,275	682,979	50%
	3,517,608	2,934,479	20%

Operating income	1,706,019	1,064,905	60%
	8.3%	9.1%
Non-operating income (expense):
Interest expense	(4,294)	-	n/a
Investment income and other	(9,757)	4,631	-311%
Net non-operating income (expense)	(14,051)	4,631	-403%

Income before income taxes	1,691,968	1,069,536	58%

Income taxes	567,000	353,000	61%
Net income	$1,124,968	$716,536	57%

Net income per common share:
Basic	$0.40	$0.26	53%
Diluted	0.39	0.25	55%

Dividends per common share	$0.11	$0.10	10%

Weighted average shares outstanding:
Basic	2,820,333	2,757,178	2%
Diluted	2,870,959	2,830,878	1%

Supplemental data:
Depreciation expense	$190,074	$177,661	7%
Amortization expense	27,211	16,090	69%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Dec. 31,	Oct. 1,
	2011	2011
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,142,270	$2,124,406
Securities available for sale	-	4,001,831
Accounts receivable, net of allowances	8,634,657	6,350,360
Inventories	7,216,698	7,669,741
Deferred income taxes	468,000	468,000
Prepaid expenses	154,746	302,310
Total current assets	17,616,371	20,916,648

Property and equipment, net	5,602,397	5,155,528
Goodwill	8,440,733	1,924,131
Other assets	2,688,551	2,599,693
	$34,348,052	$30,596,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,214,889	$3,233,597
Accrued and sundry liabilities	2,936,063	2,371,288
Total current liabilities	6,150,952	5,604,885

Long-term debt	1,000,000	-
Deferred income taxes	161,000	161,000
Deferred compensation	595,842	608,992
Total long-term liabilities	1,756,842	769,992

Total liabilities	7,907,794	6,374,877

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,895,654 (Dec. 31, 2011) and 2,794,509 (Oct. 1, 2011)	2,560,797	1,111,706
Additional paid-in capital	784,054	765,988
Retained earnings	23,161,026	22,343,429
Accumulated other comprehensive loss	(65,619)	-
Total shareholders' equity	26,440,258	24,221,123

	$34,348,052	$30,596,000

Note: The Balance Sheet at October 1, 2011 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer